EXHIBIT 99.4


                                LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT, dated as of June 10, 2002 (this "AGREEMENT") is made and entered into by and between Echo Bay Mines Ltd. ("ECHO BAY"), Newmont Mining Corporation of Canada Limited (the "SHAREHOLDER") and its parent Newmont Mining Corporation ("NEWMONT");

WHEREAS Kinross Gold Corporation ("KINROSS"), TVX Gold Inc. ("TVX") and Echo Bay have entered into an agreement coincident with the execution of this Agreement dated as of June 10, 2002 (the "COMBINATION AGREEMENT"), a true and complete copy of which has been delivered to the Shareholder and is attached as Schedule A hereto, pursuant to which Kinross, TVX and Echo Bay have agreed to take all necessary steps to create a new high quality senior producer by combining their respective businesses and acquiring the interest of Newmont in the joint venture between TVX and certain subsidiaries of Newmont (the "COMBINATION");

AND WHEREAS the Combination will include an arrangement carried out under the provisions of the Canada Business Corporations Act in which Kinross will issue Kinross Common Shares to holders of common shares of each of TVX and Echo Bay;

AND WHEREAS as an inducement and a condition to entering into the Combination Agreement, the parties to the Combination Agreement have required that the Shareholder enter into an agreement to support the Combination and vote its shares in Echo Bay in favour of the participation of Echo Bay in the Arrangement;

NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and the benefits to be received by the parties under the terms of the Combination, the parties hereto agree as follows:

                                    ARTICLE 1
                                    ---------
                                   DEFINITIONS
                                   -----------

1.1   DEFINITIONS

      For purposes of this Agreement, all capitalized terms used but not defined herein shall have the respective meaning ascribed to them in the Combination Agreement. The following terms have the meanings set out below:

      "ACQUISITION PROPOSAL" means an "Acquisition Proposal" (as defined in the Combination Agreement) with respect to Echo Bay;

      "BENEFICIALLY OWN" or "BENEFICIAL OWNERSHIP" with respect to any security means all securities which are owned, directly or indirectly or over which control or direction of the voting or disposition is exercised;

      "CHANGE OF CONTROL PROPOSAL" means "Change of Control Proposal" (as defined in the Combination Agreement) with respect to Echo Bay;


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                                                                               2


      "MATERIAL" means "Material" (as defined in the Combination Agreement) in relation to the affairs of Echo Bay;

      "SHAREHOLDER'S SHARES" means the 244,994,150 Echo Bay Common Shares beneficially owned, directly or indirectly, by the Shareholder; and

      "SUPERIOR PROPOSAL" means a "Superior Proposal" (as defined in the Combination Agreement) with respect to Echo Bay.

                                    ARTICLE 2
                                    ---------
                 AGREEMENT TO VOTE IN FAVOUR OF THE COMBINATION
                 ----------------------------------------------

2.1   AGREEMENT TO VOTE THE SHAREHOLDER'S SHARES IN FAVOUR OF COMBINATION

      (a) Unless this Agreement is terminated in accordance with its terms, the Shareholder hereby agrees:

           (i) at the Echo Bay Meeting or at any adjournment thereof or in any circumstance upon which a vote, consent or other approval (including by written consent) with respect to the Arrangement is sought, to vote the Shareholder's Shares in favour of the participation of Echo Bay in the Arrangement; and

            (ii) that it will not option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey the Shareholder's Shares, or any right or interest therein (legal or equitable), to any person, entity or group or agree to do any of the foregoing.

      (b) Unless this Agreement is terminated in accordance with its terms, the Shareholder agrees to deposit with the registrar and transfer agent of the Echo Bay Common Shares, a duly completed and executed proxy in respect of all of the Shareholder's Shares, voting all of such shares in favour of the participation of Echo Bay in the Arrangement.

      (c) The Shareholder agrees that neither it nor any person acting on its behalf will withdraw or take any action to withdraw, amend or invalidate the proxy deposited by the Shareholder pursuant to this Agreement unless this Agreement is terminated in accordance with its terms.

      (d) Newmont agrees to cause the Shareholder to perform its covenants hereunder on a timely basis.


                                    ARTICLE 3
                                    ---------
                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1   REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDER AND NEWMONT

      Each of the Shareholder and Newmont hereby represents and warrants to Echo Bay that:

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                                                                               3


      (a) it is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has all necessary power, authority, capacity and right, and has received all requisite corporate approvals, to enter into this Agreement and to complete the transactions contemplated hereby and this Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding agreement enforceable by Echo Bay against it in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting rights of creditors generally, the equitable power of the courts to stay proceedings before them and the execution of judgments, the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction from which they are sought and rights to indemnity and contribution may be limited by applicable law and provided further that no representation and warranty is given with respect to the enforceability of sections 2.1(b) and 2.1(c);

      (b) the Shareholder is the sole beneficial owner of the Shareholder's Shares, and the Shareholder's Shares constitute all of the Echo Bay Common Shares owned or controlled, directly or indirectly, by the Shareholder and Newmont and their Subsidiaries. The Shareholder has the exclusive right to vote the Shareholder's Shares as provided in this Agreement and the Shareholder is not a party to, bound or affected by or subject to, any provision, statute, regulation, judgment, order, decree or law or any indenture, mortgage, trust deed or other agreement or instrument to which it is a party or by which it is bound under which default would occur as a result of the execution and delivery of this Agreement or the performance by Newmont or the Shareholder of its covenants provided for in this Agreement;

      (c) the Shareholder's Shares are held by the Shareholder with good and marketable title, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever;

      (d) no person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, requisition or transfer from the Shareholder or Newmont of any of the Shareholder's Shares, or any interest therein or right thereto, except pursuant to this Agreement;

      (e) neither the Shareholder nor Newmont has previously granted or agreed to grant any ongoing proxy in respect of the Shareholder's Shares or entered into any voting trust, vote pooling, shareholders agreement or other agreement with respect to the right to vote the Shareholder's Shares, call meetings of shareholders of Echo Bay or give consents or approvals of any kind as to the Shareholder's Shares;


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                                                                               4


      (f) no consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any governmental, administrative or regulatory authority is required to be made or obtained by Newmont or the Shareholder in connection with (i) the execution and delivery by them and the enforcement against either of them of this Agreement or
            (ii) the consummation of any transactions by the Shareholder or Newmont provided for herein except for the filing of press releases and material change reports under applicable securities legislation;

      (g) the Shareholder is not a non-resident of Canada for the purposes of the Income Tax Act (Canada); and

      (h) the consideration to be provided in exchange for the Echo Bay Common Shares in the Combination was determined by the parties to the Combination Agreement in circumstances in which the Shareholder had full knowledge of and access to information concerning Echo Bay such that the underlying value of Echo Bay was a material factor considered by the Shareholder in determining whether to vote the Shareholder's Shares in favour of the Combination and there were no non-financial factors or other factors peculiar to the Shareholder which were considered relevant by the Shareholder in assessing the consideration to be received in exchange for the Shareholder's Shares which had the effect of reducing the consideration that would otherwise have been considered acceptable by the Shareholder.

3.2   REPRESENTATIONS AND WARRANTIES OF ECHO BAY

      Echo Bay represents and warrants to the Shareholder and Newmont that:

      (a) it has entered into the Combination Agreement, a true and complete copy of which is attached hereto as Schedule A and each of the Combination Agreement and this Agreement has been duly authorized, executed and delivered by Echo Bay and constitutes a legal, valid and binding obligation of Echo Bay enforceable by the other parties to such agreement against Echo Bay in accordance with their respective terms, subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency and other laws affecting rights of creditors generally, the equitable power of the courts to stay proceedings before them and the execution of judgments, the qualification that equitable remedies such as specific performance and injunction may be granted only in the discretion of a court of competent jurisdiction from which they are sought and rights to indemnity and contribution may be limited by applicable law;

      (b) the execution and delivery of the Combination Agreement and this Agreement, the consummation by Echo Bay of the transactions contemplated in the Combination Agreement and this Agreement and compliance by Echo Bay with the terms of the Combination Agreement and this Agreement do not and will not result in any violation of the charter or by-laws or similar documents of Echo Bay or any Subsidiary and Echo Bay is not a party to, bound or affected by or subject


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                                                                               5

            to, any provision, statute, regulation, judgment, order, decree or law or any indenture, mortgage, trust deed or other agreement or instrument to which it is a party or by which it is bound which would be violated, contravened or breached by, or under which default would occur as a result of, the execution and delivery of this Agreement, the performance by Echo Bay of its covenants or the consummation of any of the transactions provided for in this Agreement;

      (c) the special committee or independent committee formed by the Board of Directors of Echo Bay to consider the participation of Echo Bay in the Combination has recommended that the Board of Directors approve Echo Bay's participation in the Combination on the basis set out in the Combination Agreement and has further recommended that such Board of Directors recommend to the shareholders of Echo Bay that they approve its participation in the Combination on such basis;

      (d)   the Board of Directors of Echo Bay has determined that:

            (i) the Combination is fair to the shareholders of Echo Bay and is in the best interests of Echo Bay, and

            (ii) it will recommend to the shareholders of Echo Bay that they should vote in favour of the Arrangement;

      (e) Echo Bay has received an opinion from its financial advisors that as of the date of the opinion, the exchange ratio prescribed in the Combination Agreement is fair to the shareholders of Echo Bay from a financial point of view; and

      (f) the Board of Directors has instructed management of Echo Bay to take all necessary actions to enable Echo Bay to participate in and complete the Combination.


                                   ARTICLE 4
                                   ---------
                    COVENANTS OF THE SHAREHOLDER AND NEWMONT
                    ----------------------------------------
4.1   GENERAL

      Each of the Shareholder and Newmont hereby covenants that from the date hereof until the earlier of the Effective Date or the date on which this Agreement is terminated:

      (a) except as permitted by this Agreement, it will not take any action of any kind which would be inconsistent with the Combination Agreement, including but not limited to any action to solicit, initiate, facilitate or knowingly encourage (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) the initiation of an Acquisition Proposal; provided however that the foregoing shall not prevent any director, officer or employee of the Shareholder or Newmont who is a director of Echo Bay form responding in his or her capacity as a director to a bona fide Acquisition Proposal as permitted by the Combination Agreement;


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                                                                               6


      (b) it will notify Echo Bay promptly upon becoming aware of any Acquisition Proposal;

      (c) it will use all reasonable commercial efforts to assist Echo Bay and the other parties to the Combination Agreement to successfully complete the Combination; and

      (d) during the period when Echo Bay is or may be subject to the provisions of Article 7 of the Combination Agreement, if the Shareholder wishes to option, sell, transfer, pledge, encumber, grant a security interest in, hypothecate or otherwise convey all or substantially all of the Shareholder's Shares, or any right or interest therein (legal or equitable), to any person or entity or group of persons or entities acting jointly or in concert (other than underwriters or agents in the context of a distribution to the public), or agree to do any of the foregoing, where an offer on the same terms is not made for all of the shares of the other holders of Echo Bay Common Shares, it may only do so if it delivers to Echo Bay an agreement duly executed by such person, entity or group whereby they become obligated to Echo Bay on substantially similar terms to those contained in this Agreement.

4.2   COVENANT TO INDEMNIFY

      (a) If the Shareholder fails to comply with Section 2.1 of this Agreement and the holders of Echo Bay Common Shares do not approve the requisite resolutions by which Echo Bay would participate in the Arrangement, then Newmont and the Shareholder jointly and severally agree to indemnify and hold harmless Echo Bay from and against any and all damages or fees payable by Echo Bay pursuant to section 7.2 of the Combination Agreement; provided that neither the Shareholder nor Newmont shall be required to indemnify Echo Bay under this section 4.2(a) if the Board of Directors of Echo Bay has withdrawn or changed its recommendation with respect to the Arrangement or recommended in favour of another Acquisition Proposal.

      (b) If a bona fide Acquisition Proposal is publicly announced, proposed, offered or made, and is not withdrawn, to the shareholders of Echo Bay or to Echo Bay, and the shareholders of Echo Bay do not approve the requisite resolutions by which Echo Bay would participate in the Combination, and thereafter the Combination Agreement is terminated in accordance with its terms and within six months after the termination, the Shareholder or Newmont enters into or consummates a Change of Control Proposal, unless (i) such Change of Control Proposal is recommended by the Board of Directors of Echo Bay or
            (ii) a Damages Event under sections 7.1(a), 7.1(c) or 7.1(d) of the Combination Agreement is, or has previously been, triggered by Echo Bay, then Newmont and the Shareholder jointly and severally agree to indemnify and hold harmless Echo Bay from and against any and all damages or fees payable by Echo Bay pursuant to section 7.1(b) of the Combination Agreement.

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                                                                               7


      (c) Nothing in this Section 4.2 shall relieve the parties hereto from liabilities for any breach of this Agreement.

                                   ARTICLE 5
                                   ---------
                              COVENANTS OF ECHO BAY
                              ---------------------

5.1   MODIFICATION OF THE COMBINATION TERMS

      Echo Bay will not, without the prior written consent of the Shareholder, change or permit the number of Kinross Shares which the holders of Echo Bay Common Shares or the holders of TVX Common Shares shall have the right to receive on the Arrangement to change, or amend, modify or change any other term of the Combination if that amendment would adversely affect Echo Bay or the interests of its shareholders.

5.2   CALL AND HOLD THE MEETING

      Echo Bay will call the Echo Bay Meeting and prepare, in consultation with Kinross and TVX, the Joint Information Circular with respect to the Meetings, complying in all material respects with all applicable Laws in effect on the date of mailing and not containing any misrepresentation, as defined under applicable Laws, with respect to the Combination and Echo Bay and its Subsidiaries taken as a whole.

                                    ARTICLE 6
                                    ---------
                                   TERMINATION
                                   -----------
6.1   TERMINATION

      Echo Bay, the Shareholder and Newmont (each a "TERMINATING PARTY"), provided that the terminating party is not then in breach of any of its representations, warranties or covenants contained herein, may, without prejudice to any other rights, terminate this Agreement by written notice to the other parties to this Agreement:

      (a) if the Arrangement proposed to the shareholders of Echo Bay does not correspond in all respects with respect to the exchange ratios or otherwise does not correspond in all material respects with respect to other aspects of the Arrangement set forth in the Combination Agreement;

      (b) if the shareholder rights plan of Kinross is not authorized to be terminated, or is in fact not terminated, prior to the Effective Date, and the Arrangement cannot otherwise be effected on a tax deferred "roll-over" basis for Canadian shareholders of Echo Bay pursuant to the Income Tax Act (Canada); or

      (c) if the Combination Agreement is terminated in accordance with its terms;

      provided however, that this Agreement shall automatically terminate on the Effective Date.


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                                                                               8


6.2   EFFECT OF TERMINATION

      In the case of any termination of this Agreement pursuant to this ARTICLE 6, this Agreement shall be of no further force and effect. Such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination and Sections 4.1(d) and 4.2 shall survive the termination of this Agreement.

                                    ARTICLE 7
                                    ---------
                                     GENERAL
                                     -------

7.1   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

      The representations and warranties shall not survive the completion of the Combination other than the representations and warranties in section 3.1 of this Agreement which shall survive for a period of three years after the date of this Agreement.

7.2   DISCLOSURE

      Except as required by applicable Laws, or as required by any Governmental Entity, judicial or other authority, or in accordance with the requirements of any stock exchange, none of Echo Bay, Newmont or the Shareholder shall make any public announcement or statement with respect to this Agreement without the approval of the other parties, which approval shall not be unreasonably withheld. The parties agree that Echo Bay shall be permitted to issue the Announcement Press Release substantially in the form attached as Schedule 2.1 to the Combination Agreement and furthermore that Echo Bay shall be permitted to disclose and describe this Agreement in the Joint Information Circular. The parties agree that Newmont shall also be permitted to issue a press release substantially in the form previously circulated to Echo Bay in connection with the announcement of the Combination.

7.3   ASSIGNMENT

      This Agreement shall not be assignable without the consent of the other parties, except that Echo Bay may assign this Agreement to Kinross and TVX.

7.4   TIME

      Time shall be of the essence of this Agreement.

7.5   GOVERNING LAW

      This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

7.6   ENTIRE AGREEMENT

      This Agreement constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement,


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                                                                               9

representation or understanding with respect thereto, other than the Confidentiality Agreement and the agreement in respect of the McCoy/Cove Purchase.

7.7   AMENDMENTS

      This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by all of the parties hereto.

7.8   SPECIFIC PERFORMANCE AND OTHER EQUITABLE RIGHTS

      Each of the parties recognizes and acknowledges that this Agreement is an integral part of the transactions contemplated in respect of the Combination, that the parties to the Combination Agreement would not contemplate participating in the Combination, unless this Agreement was executed and that a breach by a party or parties of any covenants or other commitments contained in this Agreement will cause the other party or parties to sustain injury for which it or they would not have an adequate remedy at law for money damages. Therefore, each of the parties agrees that in the event of any such breach, the aggrieved party shall be entitled to the remedy of specific performance of such covenants or commitments and preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any injunctive or other equitable relief.

7.9   NOTICES

      Any notice, request, consent, agreement or approval which may or is required to be given pursuant to this Agreement shall be in writing and shall be sufficiently given or made if delivered or telecopied in the case of:

      (a)   Newmont or the Shareholder, addressed as follows:

            Suite 1900, Box, 2005
            20 Eglinton Avenue West
            Toronto, Ontario
            M4R 1K8
            Attention:        Sharon Dowdall
            Telephone No.:    (416) 480-6491
            Facsimile No.:    (416) 488-6598

            with a copy to:

            Stikeman Elliott
            5300 Commerce Court West
            199 Bay Street
            Toronto, Ontario
            M5L 1B9
            Attention:        Jay Kellerman
            Telephone No.:    (416) 869-5201

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            Facsimile No.:     (416) 947-0866

      (b)   if to Echo Bay:

            Echo Bay Mines Ltd.
            Suite 1210, Manulife Place
            10180 101 Street
            Edmonton, Alberta
            T5J 3S4
            Attention:        Robert Leclerc
            Telephone No.:    (303) 714-8839
            Facsimile No.:    (780) 424-4684

            with a copy to:

            Fraser Milner Casgrain LLP
            3000, 237 - 4th Avenue S.W.
            Calgary, Alberta
            T2P 4X7
            Attention:        David R.J. Lefebvre
            Telephone No.:    (403) 268-7140
            Facsimile No.     (403) 268-3100

or to such other address as the relevant party may from time to time advise by notice in writing given pursuant to this section. The date of receipt of any such notice, request, consent, agreement or approval shall be deemed to be the date of delivery or facsimile (if during normal business hours or, if not, the next day).

7.10  EXPENSES

      Subject to Section 4.2, each of the parties shall pay its legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

7.11  SEVERABILITY

      The illegality, invalidity or unenforceability in any jurisdiction of any provision in this agreement or of any covenant herein contained on the part of any party shall not affect the legality, validity or enforceability of any other provision or covenant hereof or herein contained and such provision or covenant shall be ineffective only to the extent of such illegality, invalidity or unenforceability in such jurisdiction without affecting or impairing the legality, validity or enforceability of the remaining provisions or covenants and any such illegality, invalidity or unenforceability shall not affect or impair such provisions or covenants in any other jurisdiction.


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                                                                              11


7.12  COUNTERPARTS.

      This Agreement may be executed in one or more counterparts which together shall be deemed to constitute one valid and binding agreement and delivery of the counterparts may be effected by means of a facsimile transmission.

ECHO BAY MINES LTD.                      NEWMONT  MINING  CORPORATION
                                         OF CANADA LIMITED

Per:  /s/ Robert Leclerc                 Per:  /s/ Pierre Lassonde
     --------------------------------         --------------------------------

Per:                                     Per:
     --------------------------------         --------------------------------


NEWMONT MINING CORPORATION

Per:  /s/ Pierre Lassonde
     --------------------------------
Per:
     --------------------------------